Exhibit 99.1

Span-America Reports Fourth Quarter and Fiscal Year 2014 Results

GREENVILLE, S.C.--(BUSINESS WIRE)--November 6, 2014--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported its results for the fourth quarter and fiscal year ended September 27, 2014. Net income for the fourth quarter of fiscal 2014 was $656,000, or $0.22 per diluted share, compared with $1.2 million, or $0.42 per diluted share, in the fourth quarter of fiscal 2013. Net sales for the fourth quarter of fiscal 2014 were $13.0 million compared with $16.9 million in the fourth quarter of fiscal 2013. For the full year, fiscal 2014 net income was $2.6 million, or $0.87 per diluted share, compared with $5.1 million, or $1.69 per diluted share, in fiscal 2013. Fiscal 2014 net sales were $55.9 million compared with $73.8 million in fiscal 2013.

“Total sales and net income were down for the fourth quarter and fiscal year primarily due to the loss of a major retail customer for consumer bedding products that reduced sales by approximately $12.2 million in fiscal 2014 compared with the prior year,” stated Jim Ferguson, president and chief executive officer of Span-America. “We believe Span-America’s fiscal 2015 sales and earnings will improve based on new business expected from the major retailer, as we previously announced, along with increased demand for M.C. Healthcare products and sales growth from our therapeutic support surfaces in the coming year.”

Fourth Quarter Results

Sales for the fourth quarter of fiscal 2014 were down 23% to $13.0 million compared with $16.9 million in the prior-year period. The sales decline was due to lower volumes from our medical and custom products segments. Medical sales were down primarily within our therapeutic support surface product lines and were partially offset by strong sales of our M.C. Healthcare products, which rose 48% compared with the fourth quarter last year. We also experienced lower sales of consumer products, as expected, due to the loss of a large retail customer as previously announced. We expect to resume sales of consumer bedding products to this customer in the first quarter of fiscal 2015 and expect this account to generate a modest increase in sales of consumer products in the new fiscal year. Earnings for the fourth quarter of fiscal 2014 were down 47% to $656,000, or $0.22 per diluted share, compared with $1.2 million, or $0.42 per diluted share, in the fourth quarter last year. The decline in fourth quarter earnings was due to lower sales volume during the quarter.

Medical Segment – Total medical sales in the fourth quarter of fiscal 2014 were down 8% to $10.3 million compared with $11.2 million in the fourth quarter of fiscal 2013. The decrease in medical sales was due primarily to a 23% decline in therapeutic support surface product lines to $5.2 million in the fourth quarter of fiscal 2014 compared with $6.8 million in the prior-year period. The decrease in therapeutic support surface sales was the result of a variety of market-related factors, including industry consolidation, uncertainty about the effect of the Affordable Care Act and concern about Medicare reimbursement changes.

Sales of M.C. Healthcare products increased 48% to $2.4 million for the fourth quarter of fiscal 2014 compared with $1.6 million in the prior-year period. A majority of the M.C. Healthcare growth came from higher sales of our new Encore™ bed, which was introduced in the fourth quarter of fiscal 2013. The Encore™ bed, with GlideAlign™, Smart Stop™ and other features, has been well-received by our customers, and we expect continued growth from this best-in-class new product.

Risk Manager™ product line sales rose 7%, while sales of our other medical product lines were down compared with the fourth quarter of fiscal 2013 due to sluggish demand within their respective segments of the medical market. Sales of our Selan® skin care products were down by 12%, and mattress overlays and seating products sales were each down by 7% compared with the fourth quarter of fiscal 2013. Sales of patient positioners decreased by 6% during the quarter due to slight declines in both branded and private-label sales volume.

Custom Products Segment – Total custom products sales decreased by 52% to $2.8 million in the fourth quarter of fiscal 2014 compared with $5.7 million in the fourth quarter of fiscal 2013. The decline in custom products sales came exclusively from our consumer bedding product lines. Consumer sales were down 62% to $1.9 million compared with $5.0 million in the fourth quarter of fiscal 2013, primarily due to the loss of a major retail customer, which was previously announced. Our sales to this customer ended in February 2014, as we expected. Sales of new consumer products to new customers totaled approximately $649,000 in the fourth quarter of fiscal 2014 but did not fully offset sales declines from existing consumer customers.

Sales of industrial products, also part of our custom products segment, increased 23% to $895,000 in the fourth quarter of fiscal 2014 compared with $726,000 in the fourth quarter of fiscal 2013. The growth in industrial sales came from our existing automotive customers as well as from new industrial customers in several market areas. Business conditions continue to be strong for most of our industrial customers, which fuels solid demand in this part of our business.

“We expect renewed growth in our custom products segment next fiscal year. We will begin shipments of consumer bedding products to the major retailer in the first quarter of fiscal 2015. We also view the solid growth from our industrial customer base as a leading indicator of the health of our regional manufacturing economy,” continued Ferguson.

Earnings – Gross profit decreased by 19% to $4.4 million in the fourth quarter of fiscal 2014 compared with $5.4 million in the fourth quarter last year due primarily to the decrease in sales volume during the quarter. Span-America’s gross margin percentage improved to 33.8% in the fourth quarter of fiscal 2014 compared with 32.0% in the same quarter last year. The improvement in gross margin percentage was the result of a more profitable overall sales mix and higher M.C. Healthcare sales volume in the fourth quarter of fiscal 2014 compared with the prior-year period. Medical sales, which are generally more profitable than custom products sales, accounted for 79% of total sales during the fourth quarter of fiscal 2014 compared with 66% in the prior-year period.

Selling and marketing expenses were down by 4% due to lower sales volume. R&D expenses increased by 3%, which was the result of new-product development projects for our medical business. Administrative expenses declined by 4% primarily because of reductions in expenses for uncollectible accounts and amortization expenses at M.C. Healthcare. In total, SG&A expenses were down 3% to $3.7 million in the fourth quarter of fiscal 2014 compared with $3.8 million in the fourth quarter of fiscal 2013.

Operating income for the fourth quarter of fiscal 2014 declined 56% to $702,000 compared with $1.6 million in the fourth quarter of fiscal 2013. Net income for the fourth quarter declined 47% to $656,000, or $0.22 per diluted share, compared with $1.2 million, or $0.42 per diluted share, in the fourth quarter of fiscal 2013. The declines in operating income and net income were due to the lower sales volume compared with the fourth quarter of last year.

Year-to-Date Results

Fiscal 2014 net sales decreased 24% to $55.9 million compared with $73.8 million in fiscal 2013. The sales decline was attributable primarily to the consumer part of the custom products segment, which experienced the loss of a seasonal promotion for consumer bedding products in the first quarter of fiscal 2014 as well as the loss of sales for everyday consumer bedding products to the same customer in the second quarter of fiscal 2014, as previously disclosed. Total custom products sales for fiscal 2014 decreased by 49% to $13.5 million compared with $26.3 million in fiscal 2013. The sales decrease in the custom products segment was comprised of a $13.3 million, or 57%, decrease in sales of consumer bedding products partially offset by a $544,000, or 18%, increase in sales of industrial products.

In the medical segment, sales for fiscal 2014 were down 11%, or $5.2 million, to $42.3 million compared with $47.5 million in fiscal 2013. The majority of the decrease in medical sales in fiscal 2014 compared with fiscal 2013 was the result of two non-recurring orders, including one from a Canadian government customer and a large order for therapeutic support surfaces from a U.S. long-term care customer in fiscal 2013 that were not repeated in fiscal 2014. The two orders accounted for approximately 60% of the decline in total medical sales in fiscal 2014. The remaining 40% of the sales decline was due to lower demand for other medical product lines, primarily during the last two quarters of fiscal 2014.

Operating income for fiscal 2014 declined 51% to $3.6 million compared with $7.3 million in fiscal 2013. Likewise, net income for fiscal 2014 decreased by 49% to $2.6 million, or $0.87 per diluted share, compared with $5.1 million, or $1.69 per diluted share, in fiscal 2013. The decrease in earnings during fiscal 2014 was due primarily to lower sales volumes of consumer bedding and medical products, as previously mentioned.

Future Outlook

“We believe sales and earnings for the first quarter of fiscal 2015 will be higher than they were in the first quarter of fiscal 2014,” continued Ferguson. “Our pipeline of orders for M.C. Healthcare products remains strong, and we expect modest growth in sales of our pressure management products during the first quarter of fiscal 2015 compared with the first quarter of fiscal 2014. We also expect modest growth from our consumer product lines as we resume shipments of consumer bedding products to the major retailer described above. Our outlook for higher sales of industrial products in the first quarter of fiscal 2015 is also positive based on continued strong demand from the industrial market.

“For fiscal year 2015, we expect to report higher sales and earnings than in fiscal 2014 due to expected sales growth in both our medical and custom products segments. Based on current activity in our medical markets, we expect healthy demand for our M.C. Healthcare products during fiscal 2015. In addition, we expect demand for our therapeutic support surfaces to improve compared with the last two quarters of fiscal 2014 based on recent customer and quoting activity. If these trends continue, we expect to report higher sales during fiscal 2015 for therapeutic support surfaces, our largest medical product line.

“We expect the new consumer bedding products to begin shipping in our first quarter of fiscal 2015. Based on preliminary information from our customer, we believe the annualized sales volume for this project will be approximately $4.0 million, with opportunities for future growth,” concluded Ferguson.

Conference Call

The company will conduct a conference call at 10:00 a.m. ET on Friday, November 7, 2014, to review the Company’s financial and operating results for the fourth quarter ended September 27, 2014. A live broadcast of the conference call will be available online at www.spanamerica.com under investor relations on the Company tab. The online replay will follow immediately and continue for 30 days.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Custom Care®, Span+Aids®, Isch-Dish®, Risk Manager™ and Selan® products. We also supply custom foam and packaging products to the consumer and industrial markets. Through our wholly-owned subsidiary Span Medical Products Canada Inc., we manufacture and market the M.C. Healthcare Products brands of Encore™, Maxxum, Advantage and Rexx bed frames as well as related case goods, tables and seating products for the long-term care market. Span-America’s stock is traded on The NASDAQ Global Market under the symbol “SPAN.” For more information, visit www.spanamerica.com and www.mchealthcare.com.

Forward-Looking Statements

We have made forward-looking statements in this release regarding, among other things, our expectations for future sales and earnings performance. We wish to caution the reader that these statements are only predictions. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will,” “intends,” “may,” “believes,” “anticipates,” “should” and “expects,” and are based on the company’s current expectations or beliefs concerning future events that involve risks and uncertainties. Actual events or results may differ materially as a result of risks and uncertainties facing the company, including: (a) the inability to achieve anticipated sales growth in the medical and custom products segments, (b) the possibility of disruptions in our consumer products business related to the transfer of our exclusive distribution agreement from Louisville Bedding Company to Hollander Home Fashions in May 2013 as a result of the sale of Louisville Bedding’s utility bedding retail business to Hollander, (c) the possibility of a loss of a key customer or distributor for our products, (d) risks related to international operations and foreign exchange associated with our Canadian subsidiary, (e) the possibility of having material uncollectible receivables from one or more key customers or distributors, (f) the potential for volatile pricing conditions in the market for polyurethane foam, (g) raw material cost increases, (h) the possibility that some or all of our medical products could be determined to be subject to the 2.3% medical device excise tax imposed by the Affordable Care Act, (i) the potential for lost sales due to competition from low-cost foreign imports, (j) changes in relationships with large customers or key suppliers, (k) the impact of competitive products and pricing, (l) government reimbursement changes in the medical market, (m) FDA and Health Canada regulation of medical device manufacturing and (n) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Statements of Income (Unaudited)

	Three Months Ended			Fiscal Year Ended
	Sept. 27,	Sept. 28,		Sept. 27,	Sept. 28,
	2014	2013	% Chg	2014	2013	% Chg

Net sales	$13,044,584	$16,928,922	-23%	$55,857,375	$73,833,549	-24%
Cost of goods sold	8,639,110	11,509,655	-25%	37,067,737	50,269,657	-26%
Gross profit	4,405,474	5,419,267	-19%	18,789,638	23,563,892	-20%
	33.8%	32.0%		33.6%	31.9%

Selling and marketing expenses	2,464,581	2,556,568	-4%	10,088,400	10,722,770	-6%
Research and development expenses	252,080	245,397	3%	1,071,583	1,224,174	-12%
General and administrative expenses	987,040	1,027,186	-4%	4,019,075	4,322,509	-7%
	3,703,701	3,829,151	-3%	15,179,058	16,269,453	-7%

Operating income	701,773	1,590,116	-56%	3,610,580	7,294,439	-51%
	5.4%	9.4%		6.5%	9.9%
Non-operating income (expense):
Interest expense	(3,160)	(3,195)	1%	(12,639)	(15,196)	17%
Other	(13,711)	34,166	-140%	30,826	6,174	399%
Net non-operating income (expense)	(16,871)	30,971	-154%	18,187	(9,022)	302%

Income before income taxes	684,902	1,621,087	-58%	3,628,767	7,285,417	-50%

Income taxes	29,000	374,000	-92%	1,038,000	2,218,000	-53%
Net income	$655,902	$1,247,087	-47%	$2,590,767	$5,067,417	-49%
	5.0%	7.4%		4.6%	6.9%

Net income per common share:
Basic	$0.22	$0.42	-48%	$0.88	$1.72	-49%
Diluted	0.22	0.42	-47%	0.87	1.69	-49%

Dividends per common share (1)	$0.15	$0.14	7%	$0.57	$1.515	-62%

Weighted average shares outstanding:
Basic	2,962,007	2,941,564	1%	2,948,992	2,939,684	0%
Diluted	2,999,958	2,997,005	0%	2,993,333	2,994,239	0%

Supplemental data:
Depreciation expense	$221,279	$217,853	2%	$864,356	$775,767	11%
Amortization expense	100,165	112,816	-11%	424,169	509,247	-17%

(1) Dividends per common share include a special dividend of $1.00 per share paid on December 4, 2012.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Balance Sheets

	Sept. 27,	Sept. 28,
	2014	2013
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$6,865,931	$5,424,521
Accounts receivable, net of allowances	5,851,822	7,787,837
Inventories	7,395,955	6,445,950
Deferred income taxes	271,828	348,950
Prepaid expenses	760,967	698,003
Total current assets	21,146,503	20,705,261

Property and equipment, net	4,888,096	5,136,535
Goodwill	4,291,843	4,487,546
Intangibles, net	2,860,260	3,430,349
Other assets	2,660,132	2,616,937
	$35,846,834	$36,376,628

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$2,477,198	$2,658,125
Accrued and sundry liabilities	2,051,662	2,875,600
Total current liabilities	4,528,860	5,533,725

Deferred income taxes	160,685	194,883
Deferred compensation	457,457	534,239
Total long-term liabilities	618,142	729,122

Total liabilities	5,147,002	6,262,847

Shareholders' equity:
Common stock, no par value, 20,000,000 shares authorized; issued and outstanding shares 2,962,007 (Sept. 27, 2014) and 2,927,416 (Sept. 28, 2013)	3,064,658	2,626,526
Additional paid-in capital	906,834	872,494
Retained earnings	27,735,768	26,828,012
Accumulated other comprehensive loss	(1,007,428)	(213,251)
Total shareholders' equity	30,699,832	30,113,781

	$35,846,834	$36,376,628

Note: The Balance Sheet at September 28, 2013 has been derived from the audited financial statements at that date.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877, ext. 6912
President and Chief Executive Officer